April 19, 2017	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.81 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2017:

•
Significant Unusual Income or Expense Items:  The Company incurred expenses totaling $373,000 in the first quarter of 2017 in connection with the mass issuance of new chip-enabled debit cards, which are replacing customer swipe debit cards.  Late charges and fees on loans included fees on loan payoffs totaling $502,000 received on two large commercial loans.

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $38.3 million, or 0.9%, from December 31, 2016, to March 31, 2017.  This increase was primarily in commercial real estate loans, construction loans and other residential (multi-family) real estate loans.  These increases were partially offset by decreases in consumer loans, one- to four-family residential loans and commercial business loans.  The FDIC-acquired loan portfolios had net decreases totaling $24.1 million during the three months ended March 31, 2017.  Outstanding loans receivable balances decreased $32.3 million, from $3.76 billion at December 31, 2016 to $3.73 billion at March 31, 2017.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $46.0 million at March 31, 2017, a decrease of $268,000 from $46.3 million at December 31, 2016.  Non-performing assets at March 31, 2017 were $41.0 million (0.92% of total assets), up $1.7 million from $39.3 million (0.86% of total assets) at December 31, 2016.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of March 31, 2017, the Company's Tier 1 Leverage Ratio was 10.1%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 11.1%, and Total Capital Ratio was 13.8%.

•
Net Interest Income: Net interest income for the first quarter of 2017 decreased $2.4 million to $38.7 million compared to $41.1 million for the first quarter of 2016.  Net interest income was $40.2 million for the fourth quarter of 2016.  Net interest margin was 3.78% for the quarter ended March 31, 2017, compared to 4.26% for the first quarter of 2016 and 3.87% for the quarter ended December 31, 2016.  The decrease in the margin from the prior year first quarter was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans.  Increased average interest rates on deposits and other borrowings also contributed to lower net interest margin.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 18, 56 and 30 basis points for the quarters ended March 31, 2017, March 31, 2016, and December 31, 2016, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2017, were $0.81 per diluted common share ($11.5 million available to common shareholders) compared to $0.70 per diluted common share ($9.8 million available to common shareholders) for the three months ended March 31, 2016.

For the quarter ended March 31, 2017, annualized return on average common equity was 10.50%, annualized return on average assets was 1.03%, and annualized net interest margin was 3.78%, compared to 9.66%, 0.93% and 4.26%, respectively, for the quarter ended March 31, 2016.

President and CEO Joseph W. Turner commented, "Our financial performance in the first quarter of 2017 was solid. We had a few unusual items during the quarter, but in total those items did not significantly impact our results. Expenses were well contained and total revenue (net interest income plus noninterest income) increased from $46.1 million in the first quarter of 2016 to $46.4 million in the same period of 2017. While this increase may seem insignificant, it was achieved despite diminishing benefits from our additional yield accretion related to the acquired loan portfolios.  Additional yield accretion added $1.2 million of total revenue in the first quarter of 2017 compared to $2.4 million in the first quarter of 2016.

March 2017 end-of-period total loans were lower than total loans at the end of 2016, as a result of decreases in consumer, one- to four-family residential, commercial business and FDIC-acquired loans. We anticipated a decrease in total consumer loan balances, with balances down about $35 million from December 31, 2016. These decreases were offset by growth in commercial real estate, construction and multi-family real estate loans. The growth in these loan categories was in spite of significant loan payoffs during the first quarter of 2017.  Our loan originations were steady and loan commitments and the unfunded portion of loans remained strong during the first quarter.

Our loan quality of the loan portfolio continues to be good; however, fluctuations in non-performing assets, loan loss provision and net charge-offs may occur from period to period. At March 31, 2017, non-performing assets and potential problem loans, excluding FDIC-acquired loans, totaled $46.0, a decrease of $0.3 million from December 31, 2016. Non-performing loans increased primarily as a result of moving one $3.8 million loan from the potential problem category to non-performing loans.  Non-performing assets as a percentage of total assets were 0.92% at March 31, 2017, as compared to 0.86% at December 31, 2016."

Turner continued, "Our core net interest margin, which excludes the effects of additional yield accretion on loan pools from FDIC-assisted transactions, continues to be relatively stable. The core net interest margin was 3.60% for the quarter ended March 31, 2017, as compared to 3.70% and 3.57% for the quarters ended March 31, 2016, and December 31, 2016, respectively.  Most of the decrease in the margin from the year ago quarter was due to the interest expense and deferred issuance costs on the $75 million subordinated debt offering completed in August 2016. The increase of three basis points from the prior year fourth quarter in part reflected the interest rate increases implemented by the Federal Reserve Bank. The recent increases in the prime rate and LIBOR rates should modestly benefit our core net interest margin over time."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended March 31,
	2017	2016
Net interest income	$38,701	$41,119
Provision for loan losses	2,250	2,101
Non-interest income	7,698	4,974
Non-interest expense	28,573	30,920
Provision for income taxes	4,058	3,279
Net income	$11,518	$9,793

Net income available to common shareholders	$11,518	$9,793
Earnings per diluted common share	$0.81	$0.70

NET INTEREST INCOME

Net interest income for the first quarter of 2017 decreased $2.4 million to $38.7 million compared to $41.1 million for the first quarter of 2016.  Net interest margin was 3.78% in the first quarter of 2017, compared to 4.26% in the same period of 2016, a decrease of 48 basis points.  For the three months ended March 31, 2017, the net interest margin decreased nine basis points compared to the net interest margin of 3.87% in the three months ended December 31, 2016.  The average interest rate spread was 3.63% for the three months ended March 31, 2017, compared to 4.16% for the three months ended March 31, 2016 and 3.74% for the three months ended December 31, 2016.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced credit loss expectations. This has resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (to the extent such agreements were in place), which were recorded as indemnification assets.  Therefore, the indemnification assets have also been reduced each quarter since the fourth quarter of 2010, with such reductions amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Since the early termination of all other loss sharing agreements on April 26, 2016, only the loans and other real estate owned acquired in the InterBank transaction have been covered by a loss sharing agreement and have indemnification assets remaining.  Additional estimated cash flows totaling approximately $155,000 were recorded in the three months ended March 31, 2017, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2017		March 31, 2016
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,884	18 bps	$5,382	56 bps
Non-interest income	(634)		(2,934)
Net impact to pre-tax income	$1,250		$2,448

Because these adjustments will be recognized generally over the remaining lives of the loan pools and the remainder of the loss sharing agreement (unless the loss sharing period ends earlier), respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $4.5 million and the remaining adjustment to the indemnification assets related to InterBank, including the effects of the clawback liability, that will affect non-interest income (expense) is $(1.9) million.  The $4.5 million of accretable yield adjustment relates to Team Bank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank.  The amortization of indemnification asset, as noted, is only related to InterBank, as there is no longer, nor will there be in the future, indemnification asset amortization related to Team Bank, Vantus Bank, or Sun Security Bank due to the early termination of the remaining related loss sharing agreements for those transactions in April 2016.  Of the remaining adjustments, we expect to recognize $2.5 million of interest income and $(1.0) million of non-interest income (expense) during the remainder of 2017.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2017 decreased ten basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to the interest expense associated with the issuance of $75.0 million of subordinated notes in the third quarter of 2016 and an increase in the average interest rate on deposits and other borrowings.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2017, non-interest income increased $2.7 million to $7.7 million when compared to the quarter ended March 31, 2016, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $489,000 for the quarter ended March 31, 2017, compared to $3.3 million for the quarter ended March 31, 2016.  The amortization expense for the quarter ended March 31, 2017, consisted of the following items:  $507,000 of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolio acquired from InterBank and $140,000 of amortization of the clawback liability.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $158,000.

•
Late charges and fees on loans:  Late charges and fees on loans increased $301,000 compared to the prior year quarter.  The increase was primarily due to fees on loan payoffs totaling $502,000 received on two large commercial loans, partially offset by a lower amount of additional fees received on loan payoffs in the prior year quarter.

•
Other income:  Other income decreased $539,000 compared to the prior year quarter.  During the 2016 quarter, the Company recognized a $257,000 gain on the sale of the Thayer, Mo., branch and deposits and a $110,000 gain on the sale of the Buffalo, Mo., branch and deposits.  In addition, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales during the 2016 quarter.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2017, non-interest expense decreased $2.3 million to $28.6 million when compared to the quarter ended March 31, 2016, primarily as a result of the following items:

•
Net occupancy and equipment expense:  Net occupancy expense decreased $526,000 in the quarter ended March 31, 2017 compared to the same quarter in 2016.  Computer license and support expense decreased $170,000 from the prior year quarter, which was primarily due to one-time expenses of $279,000 in the 2016 first quarter related to the Fifth Third Bank acquisition.  Repair and maintenance expenses decreased $150,000 from the prior year quarter, due to unusually high expenses in the 2016 quarter, as was noted in the Company's 2016 first quarter earnings release.  Rent expense decreased $100,000 from the prior year quarter.

•
Other operating expenses:  Other operating expenses decreased $531,000 in the quarter ended March 31, 2017 compared to the same period in 2016.  This decrease was primarily due to one-time expenses in the 2016 quarter of $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $521,000 from the prior year quarter.  In the 2016 quarter, the Company incurred $319,000 of legal, audit and other professional fees expense related to the acquisition of Fifth Third Bank branches.  In the 2017 quarter, the Company received some large recoveries of legal fees on loans totaling $72,000.  In addition, the Company had higher overall legal fees related to loan collection in the 2016 quarter compared to the 2017 quarter, due to a higher level of activity.

•
Expense on foreclosed assets:  Expense on foreclosed assets decreased $336,000 in the quarter ended March 31, 2017 compared to the same quarter in 2016.  The decrease was primarily due to valuation write-downs of foreclosed assets during the 2016 quarter totaling approximately $407,000 primarily on two properties, and other expenses related to the maintenance and resolution of foreclosed properties.

•
Insurance expense:  Insurance expense decreased $154,000 in the quarter ended March 31, 2017 compared to the prior year quarter primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates, which went into effect during the fourth quarter of 2016.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, have been reduced.

•
Office supplies and printing:  Office supplies and printing expense increased $232,000 from the prior year quarter due to supplies, printing and other costs totaling $373,000 related to the replacement of the remaining portion of the Bank's existing debit cards with chip-enabled cards.

The Company's efficiency ratio for the quarter ended March 31, 2017, was 61.58% compared to 67.08% for the same quarter in 2016.  The improvement in the ratio in the 2017 three month period was primarily due to the increase in non-interest income and the decrease in non-interest expense, partially offset by the decrease in net interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.93% for the three months ended March 31, 2016, to 2.55% for the three months ended March 31, 2017.  The decrease in the current three month period ratio was due to the decrease in non-interest expense and the increase in average assets in the 2017 period compared to the 2016 period.  Average assets for the quarter ended March 31, 2017, increased $259.4 million, or 6.1%, from the quarter ended March 31, 2016, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.

INCOME TAXES

For the three months ended March 31, 2017 and 2016, the Company's effective tax rate was 26.1% and 25.1%, respectively.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 26-28% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.

CAPITAL

As of March 31, 2017, total stockholders' equity and common stockholders' equity were $439.9 million (9.9% of total assets), equivalent to a book value of $31.40 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2016, were $429.8 million (9.4% of total assets), equivalent to a book value of $30.77 per common share.  At March 31, 2017, the Company's tangible common equity to tangible assets ratio was 9.7%, compared to 9.2% at December 31, 2016.

On a preliminary basis, as of March 31, 2017, the Company's Tier 1 Leverage Ratio was 10.1%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 11.1%, and Total Capital Ratio was 13.8%.  On March 31, 2017, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 12.9%.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $38.3 million, or 0.9%, from December 31, 2016, to March 31, 2017.  This increase was primarily in commercial real estate loans ($39 million), construction loans ($52 million) and other residential (multi-family) real estate loans ($6 million).  These increases were partially offset by decreases in consumer loans ($35 million), one- to four-family residential loans ($17 million) and commercial business loans ($5 million).  The FDIC-acquired loan portfolios had net decreases totaling $24.1 million during the three months ended March 31, 2017.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$127,527	$123,433	$105,390	$92,286
Secured by real estate (not one- to four-family)	22,234	26,062	21,857	23,909
Not secured by real estate - commercial business	93,541	79,937	63,865	63,381

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	8,419	10,047	14,242	17,564
Secured by real estate (not one-to four-family)	583,396	542,326	385,969	356,913

Loan Commitments not closed
Secured by real estate (one-to four-family)	20,252	15,884	13,411	12,700
Secured by real estate (not one-to four-family)	61,543	119,126	120,817	54,643
Not secured by real estate - commercial business	4,558	7,022	—	—

	$921,470	$923,837	$725,551	$621,396

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations".

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2017, increased $149,000 to $2.3 million when compared with the quarter ended March 31, 2016.  At March 31, 2017 and December 31, 2016, the allowance for loan losses was $37.0 million and $37.4 million, respectively.  Total net charge-offs were $2.7 million and $3.2 million for the quarters ended March 31, 2017 and 2016, respectively.  During the quarter ended March 31, 2017, $1.8 million of the $2.7 million of net charge-offs were in the consumer auto category.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding acquired loans that are covered or were previously covered by the FDIC loss sharing agreements, was 1.03%, 1.10% and 1.04% at March 31, 2017, March 31, 2016 and December 31, 2016, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at March 31, 2017, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  In addition, these assets were initially recorded at their estimated fair values as of their acquisition dates.  The overall performance of the loan pools acquired in 2009, 2011 and 2012 in FDIC-assisted transactions has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in the Valley Bank transaction also have been better than expectations at the acquisition date.

As previously discussed, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated in April 2016. Loss sharing agreements covering single-family loans and foreclosed assets and non-single-family loans and foreclosed assets related to the Inter Savings Bank FDIC-assisted acquisition are still in place in accordance with their contractual terms.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered and formerly covered non-performing assets and other FDIC-assisted acquired assets, at March 31, 2017 were $41.0 million, an increase of $1.7 million from $39.3 million at December 31, 2016.  Non-performing assets, excluding FDIC-acquired covered and non-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.92% at March 31, 2017, compared to 0.86% at December 31, 2016.

Compared to December 31, 2016, non-performing loans increased $2.0 million to $16.1 million at March 31, 2017, and foreclosed assets decreased $346,000 to $24.9 million at March 31, 2017.  Non-performing commercial business loans were $4.4 million, or 27.1%, of the total $16.1 million of non-performing loans at March 31, 2017, a decrease of $414,000 from December 31, 2016.  Non-performing construction and land development loans comprised $4.4 million, or 27.4%, of the total non-performing loans at March 31, 2017, an increase of $2.6 million from December 31, 2016. One loan totaling $3.8 million was transferred from potential problem loans to non-performing loans during the quarter and one loan totaling $1.6 million in this category was paid off during the quarter. Non-performing commercial real estate loans comprised $2.9 million, or 18.1%, of the total non-performing loans at March 31, 2017, an increase of $187,000 from December 31, 2016.  Non-performing consumer loans decreased $94,000 in the three months ended March 31, 2017, and were $2.5 million, or 15.8%, of total non-performing loans at March 31, 2017.  Non-performing one- to four-family residential loans comprised $1.7 million, or 10.5%, of the total non-performing loans at March 31, 2017, a decrease of $268,000 from December 31, 2016.

Compared to December 31, 2016, potential problem loans decreased $2.0 million to $5.0 million at March 31, 2017.  The decrease during the quarter was due to $3.9 million in loans transferred to non-performing loans, $46,000 in payments and $1,000 in charge-offs, offset by the addition of $2.0 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended March 31, 2017, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$381	$—	$—	$—	$—	$—	$381
Subdivision construction	109	—	—	—	—	—	(2)	107
Land development	1,718	3,842	—	—	—	—	(1,641)	3,919
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,962	369	—	(320)	(192)	(27)	(98)	1,694
Other residential	162	2	—	—	—	—	—	164
Commercial real estate	2,727	306	—	—	(98)	(1)	(20)	2,914
Commercial business	4,765	37	—	—	(7)	(248)	(196)	4,351
Consumer	2,638	1,370	(133)	(60)	(416)	(382)	(473)	2,544

Total	$14,081	$6,307	$(133)	$(380)	$(713)	$(658)	$(2,430)	$16,074

Commercial real estate collateral that secured one relationship, totaling $1.7 million, was either transferred to foreclosed assets or sold; therefore, the remaining balance was reclassified from commercial real estate to commercial business in the Beginning Balance, January 1 presentation in the table above.

At March 31, 2017, the non-performing commercial business category included five loans.  The largest loan in this category, which was added during the previous quarter, totaled $2.8 million, or 64.4% of the total category, and is secured by the borrower's interest in a condo project in Branson, Mo.  The Bank's lending involvement with this project dates back to 2005.  This project had experienced some performance difficulties in the past and a new borrower became involved in this project during 2013.  The second largest relationship totaled $1.5 million, or 34.8% of the total category.  This relationship was previously collateralized by commercial real estate which has been foreclosed, and a portion of which has been sold.  We are currently pursuing collection efforts against the guarantors of the credit relationship.  The non-performing land development category included two loans.  The largest loan in this category, which was transferred from potential problem loans during the current quarter, totaled $3.8 million, or 98.0% of the total category, and is collateralized by land in the Branson, Mo. area.  The Bank's lending involvement with this project dates back to 2007.  The $1.6 million in payments in the land development category were all related to one loan, which paid off the remaining balance of that loan.  The non-performing commercial real estate category included eight loans, two of which were added in the current quarter.  The largest relationship in this category, which was added prior to 2016, totaled $1.7 million, or 58.3% of the total category, and is collateralized by a theatre property in Branson, Mo.  The non-performing one- to four-family residential category included 36 loans, six of which were added during the current quarter.  The non-performing consumer category included 200 loans, 114 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended March 31, 2017, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4,135	139	—	(3,842)	—	—	—	432
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	439	294	—	—	—	—	(5)	728
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,062	464	—	—	—	—	(11)	2,515
Commercial business	204	970	—	—	—	—	(19)	1,155
Consumer	122	117	—	(11)	—	(1)	(11)	216

Total	$6,962	$1,984	$—	$(3,853)	$—	$(1)	$(46)	$5,046

At March 31, 2017, the commercial real estate category of potential problem loans included five loans, one of which was added during the current quarter.  The largest relationship in this category contains three loans with a total balance of $1.8 million, or 70.2% of the commercial real estate category.  This relationship is collateralized by commercial entertainment property and other property in Branson, Mo.  The commercial business category of potential problem loans included eight loans, one of which was added during the current quarter.  The largest relationship in this category, which included one loan added during the current quarter, totaled $970,000, or 84.0% of the total category, and is collateralized by the business assets of an entity in the St. Louis, Mo. area.  The land development category of potential problem loans decreased from December 31, 2016 due to the transfer of one loan totaling $3.8 million to the non-performing loans category, which is discussed above.

Activity in foreclosed assets during the quarter ended March 31, 2017, excluding $2.9 million in foreclosed assets covered by FDIC loss sharing agreements, $351,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $2.3 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, and $2.2 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	6,360	—	(47)	—	—	6,313
Land development	10,886	—	(181)	—	(13)	10,692
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,217	192	(190)	—	(9)	1,210
Other residential	954	—	(261)	117	—	810
Commercial real estate	3,841	98	(729)	—	—	3,210
Commercial business	—	—	—	—	—	—
Consumer	1,991	6,850	(6,173)	—	—	2,668

Total	$25,249	$7,140	$(7,581)	$117	$(22)	$24,903

At March 31, 2017, the land development category of foreclosed assets included 20 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 12.9% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 39.8% and 33.7% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 27 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 19.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 29.5% and 19.5% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included five properties.  The largest relationship in the commercial real estate category, which was added during the previous year, totaled $1.3 million, or 39.9% of the total category, and is a hotel located in the western United States.  The second largest relationship in the commercial real estate category totaling $935,000, or 29.1% of the total category, is a retail property located in Georgia.  Another property associated with this relationship and located in Texas was sold during the three months ended March 31, 2017.  The one-to four-family residential category of foreclosed assets included 13 properties, four of which were added in the first quarter of 2017.  The largest relationship in this category, with one property in the southwest Missouri area, had a balance of $421,000, or 34.8% of the total category.  Of the total dollar amount in the one-to four-family category of foreclosed assets, 44.7% is located in the Branson, Mo, area.  The other residential category of foreclosed assets included four properties, all of which are part of the same condominium community, located in Branson, Mo. and had a balance of $810,000, or 100.0% of the total category.  One property in the category, which was located in southwest Missouri and had a previous balance of $260,000 was sold during the quarter.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  Compared to previous years, in 2016 and 2017 the Company experienced increased levels of delinquencies and repossessions in consumer loans, primarily indirect used automobile loans.

BUSINESS INITIATIVES

In January 2017, two leased banking centers in the Omaha, Neb., metropolitan market area were replaced by two new owned offices.  A leased office at 1902 Harlan Drive in Bellevue, Neb., was replaced by a newly constructed banking center at Cornhusker and US 75 Highway in Bellevue. The leased office at 7001 S. 36th Street in Bellevue was replaced by a former bank building purchased in 2015, located at 9775 Q Street in Omaha. Both new locations offer better convenience and access to area customers. Great Southern operates four offices in the Omaha market area.

A person-to-person (P2P) electronic payment service, called Send Money, was implemented for retail customers in late February 2017.  Available through the Company's smartphone mobile banking applications, the P2P service allows Great Southern debit card customers to send one-time transfers to recipients at any financial institution.

A commercial loan production office is expected to open in April 2017 in downtown Chicago in a leased office at 2 North Riverside Plaza in the West Loop. In early 2017, a 30-year banking veteran in the Chicago area, Rick Percifield, was hired to manage this office. The Company also operates commercial loan production offices in Tulsa, Okla., and Dallas.

The Company's chief lending officer, Steve Mitchem, retired from the Company on April 7, 2017.  Mitchem joined Great Southern in 1990. During his tenure, the Company's loan portfolio grew from $360 million primarily in the southwest Missouri region to $3.8 billion operating in nine states. Mitchem announced his retirement more than a year ago to ensure a smooth management transition. At that time, the Company restructured the lending division's organizational structure to better reflect the Company's size and scope. The lending division now has two separate areas of responsibility – loan production led by John Bugh and credit administration led by Kevin Baker.  Bugh and Baker are long-term Great Southern lenders, who each have more than 27 years of banking experience.

Great Southern Bancorp, Inc. will hold its 28th Annual Meeting of Shareholders at 10:00 a.m. CDT on Tuesday, May 9, 2017, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2017, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Ill., Tulsa, Okla., and Dallas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2017 and 2016, and the three months ended December 31, 2016, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2017	2016
Selected Financial Condition Data:	(In thousands)

Total assets	$4,432,595	$4,550,663
Loans receivable, gross	3,769,625	3,802,235
Allowance for loan losses	36,993	37,400
Other real estate owned, net	32,676	32,658
Available-for-sale securities, at fair value	203,686	213,872
Deposits	3,688,663	3,677,230
Total borrowings	276,521	416,786
Total common stockholders' equity	439,852	429,806
Non-performing assets (excluding FDIC-assisted transaction assets)	40,977	39,330

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Selected Operating Data:	(In thousands)

Interest income	$45,413	$45,746	$46,937
Interest expense	6,712	4,627	6,689
Net interest income	38,701	41,119	40,248
Provision for loan losses	2,250	2,101	2,380
Non-interest income	7,698	4,974	7,528
Non-interest expense	28,573	30,920	29,041
Provision for income taxes	4,058	3,279	4,561
Net income	$11,518	$9,793	$11,794
Net income available to common shareholders	$11,518	$9,793	$11,794

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Per Common Share:

Net income (fully diluted)	$0.81	$0.70	$0.83
Book value	$31.40	$29.17	$30.77

Earnings Performance Ratios:
Annualized return on average assets	1.03%	0.93%	1.05%
Annualized return on average common stockholders' equity	10.50%	9.66%	10.98%
Net interest margin	3.78%	4.26%	3.87%
Average interest rate spread	3.63%	4.16%	3.74%
Efficiency ratio	61.58%	67.08%	60.78%
Non-interest expense to average total assets	2.55%	2.93%	2.59%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.03%	1.10%	1.04%
Non-performing assets to period-end assets	0.92%	1.00%	0.86%
Non-performing loans to period-end loans	0.43%	0.37%	0.37%
Annualized net charge-offs to average loans	0.30%	0.40%	0.22%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2017	December 31, 2016
Assets
Cash	$111,858	$120,203
Interest-bearing deposits in other financial institutions	116,211	159,566
Cash and cash equivalents	228,069	279,769

Available-for-sale securities	203,686	213,872
Held-to-maturity securities	247	247
Mortgage loans held for sale	4,782	16,445
Loans receivable (1), net of allowance for loan losses of $36,993 – March 2017; $37,400 - December 2016	3,727,641	3,759,966
FDIC indemnification asset	12,786	13,145
Interest receivable	11,032	11,875
Prepaid expenses and other assets	44,708	45,649
Other real estate owned (2), net	32,676	32,658
Premises and equipment, net	139,879	140,596
Goodwill and other intangible assets	12,088	12,500
Federal Home Loan Bank stock	6,740	13,034
Current and deferred income taxes	8,261	10,907

Total Assets	$4,432,595	$4,550,663

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,688,663	$3,677,230
Federal Home Loan Bank advances	31,429	31,452
Securities sold under reverse repurchase agreements with customers	144,345	113,700
Short-term borrowings	1,398	172,323
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	73,575	73,537
Accrued interest payable	1,631	2,723
Advances from borrowers for taxes and insurance	6,431	4,643
Accounts payable and accrued expenses	19,497	19,475
Total Liabilities	3,992,743	4,120,857

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2017 and December 2016 – -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2017 – 14,009,325 shares; December 2016 – 13,968,386 shares	140	140
Additional paid-in capital	26,564	25,942
Retained earnings	411,122	402,166
Accumulated other comprehensive gain	2,026	1,558
Total Stockholders' Equity	439,852	429,806

Total Liabilities and Stockholders' Equity	$4,432,595	$4,550,663

(1)
At March 31, 2017 and December 31, 2016, includes loans, net of discounts, totaling $123.9 million and 134.4 million, respectively, which are subject to FDIC support through loss sharing agreements.  At March 31, 2017 and December 31, 2016, respectively, also includes $67.1 million and $72.6 million of loans, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016, or loss sharing agreements had already expired.  In addition, as of March 31, 2017 and December 31, 2016, includes $68.0 million and $76.2 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At March 31, 2017 and December 31, 2016, includes foreclosed assets, net of discounts, totaling $2.9 million and $1.4 million, respectively, which are subject to FDIC support through loss sharing agreements. At March 31, 2017 and December 31, 2016, respectively, also includes $351,000 and $316,000 of foreclosed assets, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016.  At March 31, 2017 and December 31, 2016, includes $2.3 million and $2.0 million, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at March 31, 2017 and December 31, 2016, includes $2.2 million and $3.7 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Interest Income
Loans	$43,744	$44,048	$45,423
Investment securities and other	1,669	1,698	1,514
	45,413	45,746	46,937
Interest Expense
Deposits	4,964	3,934	4,907
Federal Home Loan Bank advances	255	438	259
Short-term borrowings and repurchase agreements	226	81	202
Subordinated debentures issued to capital trust	242	174	230
Subordinated notes	1,025	—	1,091
	6,712	4,627	6,689

Net Interest Income	38,701	41,119	40,248
Provision for Loan Losses	2,250	2,101	2,380
Net Interest Income After Provision for Loan Losses	36,451	39,018	37,868

Noninterest Income
Commissions	266	303	334
Service charges and ATM fees	5,268	5,279	5,465
Net gains on loan sales	872	832	879
Net realized gains on sales of available-for-sale securities	—	3	(9)
Late charges and fees on loans	878	577	432
Net change in interest rate swap fair value	7	(162)	245
Accretion (amortization) of income related to business acquisitions	(489)	(3,293)	(848)
Other income	896	1,435	1,030
	7,698	4,974	7,528

Noninterest Expense
Salaries and employee benefits	15,333	15,363	14,706
Net occupancy expense	6,316	6,842	6,521
Postage	933	1,001	910
Insurance	798	952	539
Advertising	413	441	461
Office supplies and printing	697	465	273
Telephone	810	922	834
Legal, audit and other professional fees	320	841	791
Expense on foreclosed assets	575	911	1,027
Partnership tax credit	278	420	420
Acquired deposit intangible asset amortization	412	543	412
Other operating expenses	1,688	2,219	2,147
	28,573	30,920	29,041

Income Before Income Taxes	15,576	13,072	16,355
Provision for Income Taxes	4,058	3,279	4,561

Net Income and Net Income Available to Common Shareholders	$11,518	$9,793	$11,794

Earnings Per Common Share
Basic	$0.82	$0.71	$0.85
Diluted	$0.81	$0.70	$0.83

Dividends Declared Per Common Share	$0.22	$0.22	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.2 million and $1.2 million for the three months ended March 31, 2017 and 2016, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2017(1)	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.20%	$484,139	$6,095	5.11%	$535,652	$7,604	5.71%
Other residential	4.17	679,465	7,526	4.49	442,029	5,676	5.16
Commercial real estate	4.26	1,216,632	13,529	4.51	1,078,321	12,613	4.70
Construction	4.00	401,601	4,376	4.42	412,526	4,827	4.71
Commercial business	4.47	294,563	3,814	5.25	321,666	4,278	5.35
Other loans	5.96	689,195	8,030	4.72	666,068	8,488	5.13
Industrial revenue bonds	5.27	27,366	374	5.54	40,062	562	5.65

Total loans receivable	4.66	3,792,961	43,744	4.68	3,496,324	44,048	5.07

Investment securities	3.19	220,363	1,415	2.60	272,415	1,559	2.30
Other interest-earning assets	0.72	139,634	254	0.74	109,645	139	0.51

Total interest-earning assets	4.47	4,152,958	45,413	4.43	3,878,384	45,746	4.74
Non-interest-earning assets:
Cash and cash equivalents		107,815			103,918
Other non-earning assets		224,533			243,586
Total assets		$4,485,306			$4,225,888

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.28	$1,555,350	1,095	0.29	$1,474,103	905	0.25
Time deposits	1.05	1,488,266	3,869	1.05	1,319,434	3,029	0.92
Total deposits	0.65	3,043,616	4,964	0.66	2,793,537	3,934	0.57
Short-term borrowings and repurchase agreements	0.03	237,513	226	0.39	204,906	81	0.16
Subordinated debentures issued to capital trust	2.63	25,774	242	3.81	25,774	174	2.71
Subordinated notes	5.57	73,552	1,025	5.65	—	—	—
FHLB advances	3.30	31,438	255	3.29	179,652	438	0.98

Total interest-bearing liabilities	0.77	3,411,893	6,712	0.80	3,203,869	4,627	0.58
Non-interest-bearing liabilities:
Demand deposits		608,151			589,103
Other liabilities		26,432			27,499
Total liabilities		4,046,476			3,820,471
Stockholders' equity		438,830			405,417
Total liabilities and stockholders' equity		$4,485,306			$4,225,888

Net interest income:
Interest rate spread	3.70%		$38,701	3.63%		$41,119	4.16%
Net interest margin*				3.78%			4.26%
Average interest-earning assets to average interest-bearing liabilities		121.7%			121.1%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at March 31, 2017, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended March 31, 2017.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to our pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that the core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period end intangible assets from common equity and from total assets.  Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as they provide a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended
	March 31,
	2017		2016
	(Dollars in thousands)
Reported net interest income / margin	$38,701	3.78%	$41,119	4.26%
Less: Impact of loss share adjustments	1,884	0.18	5,382	0.56
Core net interest income / margin	$36,817	3.60%	$35,737	3.70%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Common equity at period end	$439,852	$429,806
Less: Intangible assets at period end	12,088	12,500
Tangible common equity at period end (a)	$427,764	$417,306

Total assets at period end	$4,432,595	$4,550,663
Less: Intangible assets at period end	12,088	12,500
Tangible assets at period end (b)	$4,420,507	$4,538,163

Tangible common equity to tangible assets (a) / (b)	9.68%	9.20%